UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  06/04/2007

Ruth's Chris Steak House, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-51485

Delaware	72-1060618
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

500 International Parkway
Heathrow, FL 32746
(Address of principal executive offices, including zip code)

(407) 333-7440
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On June 4, 2007, Ruth's Chris Steak House, Inc., (the "Company"), entered into "Amended and Restated Letter of Understanding and Salary Continuation Agreements" (collectively the "Agreements") with each of Geoffrey D.K. Stiles, Executive Vice-President and Chief Operating Officer, Thomas J. Pennison, Jr., Senior Vice-President and Chief Financial Officer, David L. Cattell, Senior Vice-President and Chief Development Officer and Thomas E. O'Keefe, Senior Vice-President, General Counsel and Secretary. These Agreements are effective June 1, 2007 and amend the previous Letter of Understanding and Salary Continuation agreements between the Company and the executive officers described herein to include an automatic, one-year extension of the three-year terms of the Agreements, unless sooner terminated by the terms set forth therein. If any of these Agreements is terminated "without cause" by the Company or with "good reason" by the named executive officer (as those terms are defined in the Agreements), the Agreements entitle the named executive officer to receive severance compensation equal to one year of base salary and one-half of the prior year's bonus payment, if any. All other material provisions of the Agreements remain substantially the same as in the prior Letter of Understanding and Salary Continuation agreements between the Company and the named executive officers. A copy of the form of the Agreements is attached as Exhibit 99.1.

Also, on June 4, 2007, the Company entered into a "Letter of Understanding and Salary Continuation Agreement" (the "Agreement")with Sarah Jackson, Senior Vice-President, Human Resources, Education and Training, following Ms. Jackson's promotion to that office, on terms and conditions substantially similar to the Agreements described above. Under the Agreement, Ms. Jackson's annual base compensation is $200,000 and her targeted bonus potential in 40% of annual base compensation.

Item 9.01.    Financial Statements and Exhibits

Exhibit 99.1 Form of "Letter of Understanding and Salary Continuation Agreement"

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ruth's Chris Steak House, Inc.

Date: June 01, 2007	By:	/s/ Thomas J. Pennison Jr
Thomas J. Pennison Jr
Chief Financial Officer, Senior Vice President and Asst. Secretary

Exhibit Index

Exhibit No.	Description
EX-99.1	Form of Letter of Understanding and Salary Continuation Agreement